Exhibit 4.4
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the securities of Perella Weinberg Partners (the “Company,” “we,” “us,” and “our”) and certain provisions of our restated certificate of incorporation (the “Restated Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) are summaries and are qualified in their entirety by reference to the full text of the Restated Certificate of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

As of December 31, 2022, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Class A common stock, $0.0001 par value per share (“Class A common stock”). All shares of our Class A common stock outstanding are fully paid and non-assessable.

Authorized and Outstanding Stock

Our authorized capital stock consists of 2,200,000,000 shares, consisting of (a) 2,100,000,000 shares of common stock including (i) 1,500,000,000 shares of Class A common stock, (ii) 300,000,000 shares of Class B-1 common stock, par value $0.0001 per share (the “Class B-1 common stock”), and (iii) 300,000,000 shares of Class B-2 common stock, par value $0.0001 per share (the “Class B-2 common stock” and together with the Class B-1 common stock, the “Class B common stock”), and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of February 23, 2023, our issued and outstanding share capital consisted of: (i) 40,824,125 shares of Class A common stock, (ii) 42,599,833 shares of Class B-1 common stock, (iii) 1,964,044 shares of Class B-2 common stock, and (iv) no shares of preferred stock. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders do not have cumulative voting rights. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.

Holders of our Class A common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions in cash, stock or property when, as and if declared by our board of directors out of our assets or funds legally available therefor.

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Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock. Holders of our Class A common stock do not have preemptive or subscription rights.

Upon the terms and subject to the conditions of the Amended and Restated Agreement of Limited Partnership of PWP Holdings LP (“PWP OpCo”), holders of PWP OpCo Class A partnership units (other than us) may redeem such PWP OpCo Class A partnership units for shares of Class A common stock on a one-for-one basis or cash equal to the value of such shares, with the form of consideration determined by us.

Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, dated as of December 29, 2020, among the Company, PWP OpCo, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC (together with FinTech Investor Holdings IV, LLC, the “Sponsor”) and the other parties thereto (as amended on May 4, 2021, the “Sponsor Share Surrender and Share Restriction Agreement”), the founder shares (as defined below) owned by the Sponsor as of the Closing and certain shares of Class A common stock purchased by the Sponsor as part of private placement units in connection with FinTech Acquisition Corp. IV’s (“FTIV”) initial public offering were subject to transfer restrictions for six months following the Closing, or until December 24, 2021, and certain of the founder shares owned by the Sponsor as of the Closing continue to be subject to transfer restrictions that lapse in tranches based on share price targets or the 10-year anniversary of the Closing, whichever occurs first.

Class B Common Stock

Following the filing of our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in connection with the closing of the business combination with FTIV (the “Closing”), each share of Pre-Business Combination Class B common stock (as defined below) owned by the Sponsor prior to the Closing (each, a “founder share”) (other than those founder shares which were surrendered for no consideration, as contemplated by that certain Sponsor Share Surrender and Share Restriction Agreement, as amended) were automatically converted from one share of Class B common stock, par value $0.001 per share (“Pre-Business Combination Class B common stock”), into one share of Class A common stock and the number of authorized shares of Pre-Business Combination Class B common stock was reduced to zero.

For so long as PWP Professional Partners LP (“Professional Partners”) or its limited partners as of the date of the Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least ten percent (10%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Class B Condition”), each share of our Class B-1 common stock will entitle Professional Partners or certain transferees to 10 votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B-1 common stock will entitle Professional Partners to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class B stockholders do not have cumulative voting rights. Holders of our Class B-2 common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally

Exhibit 4.4
entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.

Holders of our Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property payable or to be made on outstanding Class A common stock in an amount per share of Class B common stock equal to the amount of such dividends or other distributions as would be made on 0.001 shares of Class A common stock. The holders of our Class B common stock are entitled to receive, on a pari passu basis with the holders of our Class A common stock, such dividend or other distribution on the Class A common stock when, as and if declared by our board of directors out of our assets or funds legally available therefor.

Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock.

Holders of our Class B common stock do not have preemptive or subscription rights.

Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A common stock or cash by a PWP OpCo unitholder who also holds shares of Class B common stock, such PWP OpCo unitholder will be required to surrender to us a number of shares of Class B common stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A common stock or cash (at our option) which will be delivered to such PWP OpCo unitholder (at our option) at a conversion rate of 0.001.

Holders of our Class B common stock are not be permitted to transfer such shares of Class B common stock other than as part of a concurrent transfer of an equal number of PWP OpCo Class A partnership units made to the same transferee in compliance with the restrictions on transfer contained in the Amended and Restated Agreement of Limited Partnership of PWP OpCo. In the event of any transfer of our Class B-1 common stock to any individual or legal entity who is not, at the time of such transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, PWP, then such Class B-1 common stock shall be automatically, without further action by such holder, converted into Class B-2 common stock.

Preferred Stock

Our Restated Certificate of Incorporation authorizes our board of directors to establish one or more classes or series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors may determine, with respect to any class or series of preferred stock, the terms and rights of such class or series, including without limitation:

Exhibit 4.4
•the voting powers, full or limited, or no voting powers of such class or series;
•the designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, of such class or series;
•the redemption rights and price or prices, if any, for shares of such class or series;
•whether dividends, if any, will be cumulative or non-cumulative and the related dividend rates, conditions and times for payment and preferences of such class or series;
•the rights of such class or series upon our dissolution or upon any distribution of our assets; and
•whether the shares of the series will be convertible into, or exchangeable for, shares of any other class or series of stock, or of any other series of the same or any other class or classes of stock, and, if so, the price or prices or rate or rates of exchange and with such adjustments as the board of directors may determine.

We may issue a class or series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which will apply so long as the Class A common stock remains listed on the Nasdaq, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Corporate Opportunities

Our Restated Certificate of Incorporation contains provisions which provide that in the event that a director or officer of the Company, PWP OpCo or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group (as defined in the Restated Certificate of Incorporation) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company, PWP OpCo or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Company in which case such opportunity will belong to the Company, in each case, to the fullest extent permitted by law. In addition, a corporate opportunity will not be deemed to belong to us if it is a business opportunity that the Company, PWP OpCo or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company, PWP OpCo or any of their respective subsidiaries' business or is of no practical advantage to it or is one in which we have no interest or reasonable expectancy. In addition, the Ownership Group and their respective affiliates will not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or

Exhibit 4.4
similar business activities or lines of business as the Company, PWP OpCo or any of their respective subsidiaries, in each case, to the fullest extent permitted by law. To the fullest extent permitted by law, in the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Company, PWP OpCo or any of their respective subsidiaries, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity, and the Ownership Group will not have any duty to communicate or offer such corporate opportunity to the Company, PWP OpCo or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates.

Forum Selection Clause

Our Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having jurisdiction over such action or proceeding. If the Court of Chancery of the State of Delaware does not have jurisdiction, the sole and exclusive forum for such action or proceeding shall be another State or federal court located in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder's ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. The foregoing provision does not apply to claims made under the federal securities laws as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Anti-Takeover Effects of Provisions of Delaware Law, Our Restated Certificate of Incorporation and the Stockholders Agreement

Our Restated Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Our Restated Certificate of Incorporation provides that our board of directors will be divided into three classes that will be, as nearly as may be possible, of equal size. The initial terms of the Class I, Class II and Class III directors will initially expire at the 2022, 2023 and 2024 annual meetings of our stockholders, respectively, and in each case, when any successor has been duly elected and qualified or until their earlier resignation, removal or death. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected.

Our Restated Certificate of Incorporation provides that, for so long as the Class B Condition is satisfied, stockholder action may be taken by written consent in lieu of a meeting if such consent, setting forth the action so taken, will be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and will be delivered to us in accordance with the DGCL and our Bylaws. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to

Exhibit 4.4
consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders. Additionally, our Restated Certificate of Incorporation provides that as long as the Class B Condition is satisfied, each holder of Class B-1 common stock shall be entitled to ten votes per share.

Our Restated Certificate of Incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by (i) our Chairman of the board of directors, if there be one, (ii) our Chief Executive Officer, President or Co-President at the request in writing of (a) directors constituting a majority of the voting power of the entire board of directors or (b) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of our directors. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.

In addition, in connection with the Closing, we entered into a stockholders agreement with Professional Partners (the “Stockholders Agreement”). Under this agreement, Professional Partners has the right to designate a number of designees to our board of directors equal to a majority of the board of directors for so long as the Class B Condition is satisfied. For so long as the Class B Condition is no longer satisfied and Professional Partners or its limited partners as of the date of Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least five percent (5%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Secondary Class B Condition”), Professional Partners will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of our board of directors. Professional Partners retains the right to remove any director previously designated by it, with or without cause, for so long as the Class B Condition or the Secondary Class B Condition remains satisfied. For so long as the Class B Condition is satisfied, Professional Partners will also have the right to veto the authorization, approval, or ratification of certain actions or any plan with respect thereto without its prior approval.

In addition, there is no cumulative voting in the election of directors and our Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of our directors; provided that at any time the Class B Condition is satisfied, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of our directors.

The foregoing provisions of our Restated Certificate of Incorporation and the Stockholders Agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of

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preventing changes in our management or delaying or preventing a transaction that might benefit our minority stockholders.

Indemnification of Directors and Officers

We have entered into separate indemnification agreements with each of our directors and executive officers which are in addition to our indemnification obligations under our Restated Certificate of Incorporation. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against expenses and liabilities that may arise by reason of their status as directors and executive officers, subject to certain exceptions. These indemnification agreements may also require us to advance any expenses incurred by our directors and executive officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors' and officers' insurance.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and executive officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to us with respect to payments which may be made by us to such executive officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is traded on The Nasdaq Global Select Market under the symbol “PWP.”